May 25, 2005

FOR IMMEDIATE RELEASE
Major Markets Circuit

Dateline: Longview, Washington

Contact: R. H. Wollenberg
President and Chief Executive Officer
Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY REPORTS IMPROVED FINANCIAL RESULTS
FOR FISCAL 2005 SECOND QUARTER

LONGVIEW, Wash., May 25, 2005 - Longview Fibre Company (NYSE:LFB) today announced net income of $8.8 million, or $0.17 per share, for its second fiscal quarter ended April 30, 2005, compared with net income of $5.9 million, or $0.12 per share, for the second quarter of fiscal 2004.  Sales for the second quarter of fiscal 2005 grew 5.2 percent, to $224.4 million, compared with $213.4 million for the same period last year.

R. H. Wollenberg, Chairman, President and Chief Executive Officer, said, “Each of the Company’s three operating divisions executed well during the second quarter.  Our manufacturing segments reduced their combined second quarter operating losses by 77 percent compared with last year’s second quarter as our paper and paperboard segment achieved breakeven operating profit performance while our converted products segment reduced its operating loss by 31 percent.  We continue to achieve improved productivity and efficiencies in manufacturing, with solid improvements in labor hours per ton, and reduced energy costs per ton of production at the paper mill.  Sales and operating profits from our timber segment through the first half of the fiscal year are on plan and equal to last year’s first half performance.

“Strong operating cash flows of $40 million during the quarter allowed us to reduce borrowed debt by an additional $30 million, bringing the ratio of total borrowed debt to capitalization below our stated near-term goal of 50 percent.  We believe we are very well positioned heading into the second half of our fiscal year, during which we expect typical increased seasonal demand to result in further improvements in manufacturing profitability.”

Second Quarter Fiscal 2005 Compared with the Second Quarter Fiscal 2004
Timber segment sales in the second fiscal quarter 2005 totaled $52.2 million, 14.9 percent below sales of $61.4 million in last year’s second quarter during which the Company accelerated its harvest to offset poor weather conditions experienced during the first quarter of fiscal 2004.  Similarly, timber segment operating profit in the second fiscal quarter was $26.0 million, 18.3 percent lower than the $31.9 million in last year’s comparable quarter.  However, year-to-date timber segment sales of $95.6 million and operating profit of $45.5 million are essentially equal to last year’s first-half timber sales of $95.9 million and operating profit of $45.5 million.  Second fiscal quarter 2005 log sales declined 8.1 percent on a 10.7 percent volume decrease, partially offset by a 3.0 percent increase in average log prices.  Domestic log volume increased 6.9 percent while average prices increased 8.0 percent compared to the second quarter of fiscal 2004.  Lower mix of export-quality logs in the current harvest combined with a strong domestic market resulted in a 54.1 percent decline in export log volume, partially offset by a 4.6 percent increase in average prices, compared to the second quarter of fiscal 2004. The Company’s timber harvest plans for the balance of fiscal 2005 remain consistent with a sales target of approximately 250 million board feet for the year.  Lumber sales declined 42.8 percent compared with the second quarter of fiscal 2004 on 43.2 percent lower volume and stable average prices.  This decline reflected the Company’s earlier decision to optimize total return and discontinue processing of logs into lumber at a third-party sawmill in Oregon.

In the Company’s paper and paperboard segment, sales increased 18.0 percent from last year’s second fiscal quarter, to $64.2 million from $54.4 million, driven by increased manufacturing activity across the stronger U.S. economy.  The segment achieved essentially breakeven operating performance, with an operating loss of just $48,000, compared with an operating loss of $9.0 million for the same period last year.  The utilization rate at the Company’s Longview mill increased to 87 percent in the second fiscal quarter of 2005 compared with 73 percent for the year ago period.  The Company expects a utilization rate of approximately 85 to 90 percent in the third quarter of fiscal 2005.

Paper sales in the second fiscal quarter 2005 increased 8.3 percent to $46.9 million from $43.3 million in the prior year period.  Average price per ton increased 6.4 percent coupled with a 1.0 percent volume increase compared with the second fiscal quarter of 2004.  Domestic paper sales increased 8.2 percent on a 6.4 percent increase in average price and a 0.9 percent increase in volume. Export paper sales increased 8.5 percent on a 6.3 percent increase in average price and a 1.5 percent increase in volume.

Paperboard sales in the second fiscal quarter 2005 increased 56.1 percent, to $17.3 million from $11.1 million in the prior year period.  Domestic paperboard sales increased 44.1 percent over the second quarter of fiscal 2004 as volume increased 39.8 percent, coupled with a 3.7 percent increase in average prices. Export paperboard sales grew 63.7 percent on 60.0 percent higher volume, and 1.9 percent higher average prices.

Sales in the Company’s converted products segment also benefited from increased demand from the U.S. manufacturing sector.  Sales increased 10.6 percent to $108.0 million from $97.6 million in last year’s second fiscal quarter, driven by 6.6 percent higher volume combined with a 3.9 percent increase in average price.  The segment recorded an operating loss of $3.0 million, compared with an operating loss of $4.3 million in the second quarter of fiscal 2004.

Cash provided by operations totaled $40.0 million during the quarter.  Capital expenditures totaled $10.3 million, including $2.0 million in timber and timberland reforestation expenditures and $8.3 million in plant and equipment additions.  The Company also used approximately $30 million of its quarterly cash flow to reduce borrowed debt, bringing the balance to approximately $443 million, $55 million below the balance one year ago, and equating to a debt-to-total capital ratio of 49.4 percent.

First Fiscal Quarter 2005 Restatement to Correct LIFO Inventory Error
As announced, during the second fiscal quarter the Company discovered an error in the LIFO inventory calculation recorded in the first quarter of fiscal 2005.  The error resulted in a $1.1 million overstatement of operating income and an overstatement of net income during the period of $0.7 million, or $0.01 per share.  This error does not affect results of the second fiscal quarter.

Investor Conference Call
The Company will host a conference call Thursday, May 26, 2005 at 1:00 p.m. EDT, available to interested parties by dialing 800-299-7098 within the U.S. and Canada, or 617-801-9714 from other locations, passcode 12101265.  A telephone replay of the call will be available through midnight June 2, 2005 and can be accessed from the United States and Canada at 888-286-8010, and 617-801-6888 from other locations; passcode: 58456692.  The call is being webcast by CCBN and can be accessed at Longview Fibre's Web site at www.longviewfibre.com.  The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).  A copy of this press release and supplemental financial information will be available at or prior to the conference call in the Investor Relations section of the Company’s Web site, at www.longviewfibre.com.

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer.  Using sustainable forestry methods, the Company manages approximately 585,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets.  Longview Fibre’s manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 15 converting plants in 12 states; and a sawmill in central Washington.  The Company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty Kraft paper; paperboard; and dimension and specialty lumber.  Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the Company’s Web site at www.longviewfibre.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements concerning our anticipated timber harvest levels; anticipated increase in seasonal demand and manufacturing profitability for the second half of the Company's fiscal year ending October 31, 2005; capacity utilization at the Company’s Longview mill; and our continued ability to achieve improved productivity and efficiencies in manufacturing.  Forward-looking statements are based on the Company’s estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties.  Actual events could differ materially from those anticipated by the Company due to a variety of factors, including, among others, developments in the world, national, or regional economy or involving the Company’s customers or competitors affecting supply of or demand for the Company’s products; weather and other factors affecting harvest levels; changes in product and energy prices; changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; and unforeseen developments in the Company’s business, including unforeseen capital requirements or reduced cash from operations.  The Company does not undertake any obligation to update forward-looking statements should circumstances or the Company’s estimates or projections change.

(Financial Tables Follow)

CONSOLIDATED STATEMENT OF INCOME (Unaudited)

	Three Months		Six Months
	Ended April 30		Ended April 30
(thousands except per share)	2005	2004	2005	2004
Net sales	$224,409	$213,383	$448,489	$383,310
Cost of products sold, including outward freight	179,662	173,934	368,972	329,787
Gross profit	44,747	39,449	79,517	53,523
Selling, administrative and general expenses	21,773	20,874	43,520	40,311
Operating profit	22,974	18,575	35,997	13,212
Interest income	56	43	100	79
Interest expense	(9,345)	(9,355)	(18,674)	(18,975)
Miscellaneous	218	175	641	388
Income (loss) before income taxes	13,903	9,438	18,064	(5,296)
Provision (benefit) for taxes on income	5,144	3,491	6,684	(1,960)

Net income (loss)	$8,759	$5,947	$11,380	$(3,336)
Per share	$0.17	$0.12	$0.22	$(0.07)

Average shares outstanding	51,077	51,077	51,077	51,077

SEGMENT AND OTHER INFORMATION (Unaudited)

	Three Months			Six Months
	Ended April 30			Ended April 30
(thousands)	2005	2004	% Change	2005	2004	% Change
Net sales:
Timber	$52,200	$61,373	(14.9)	$95,567	$95,883	(0.3)
Paper and paperboard	64,210	54,404	18.0	135,514	96,771	40.0
Converted products	107,999	97,606	10.6	217,408	190,656	14.0
	$224,409	$213,383	5.2	$448,489	$383,310	17.0
Operating profit (loss):
Timber	$26,026	$31,875	(18.3)	$45,481	$45,532	(0.1)
Paper and paperboard	(48)	(8,962)	-	(3,352)	(17,639)	-
Converted products	(3,004)	(4,338)	-	(6,132)	(14,681)	-
	$22,974	$18,575	23.7	$35,997	$13,212	172.5
Sales:
Logs, thousands of board feet	76,752	85,972	(10.7)	140,197	134,724	4.1
Lumber, thousands of board feet	16,774	29,544	(43.2)	34,797	55,629	(37.4)
Paper, tons	75,023	74,249	1.0	168,371	134,881	24.8
Paperboard, tons	48,742	31,786	53.3	91,778	51,677	77.6
Converted products, tons	130,797	122,708	6.6	262,908	238,677	10.2
Logs, $/thousand board feet	$590	$573	3.0	$589	$555	6.1
Lumber, $/thousand board feet	413	410	0.7	375	379	(1.1)
Paper, $/ton FOB mill equivalent	583	548	6.4	564	549	2.7
Paperboard, $/ton FOB mill equivalent	343	337	1.8	346	338	2.4
Converted products, $/ton	826	795	3.9	827	799	3.5

CONSOLIDATED BALANCE SHEET

	(000 Omitted)
	April 30	Oct. 31	April 30
	2005	2004	2004
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Accounts and notes receivable	$106,389	$111,723	$95,426
Allowance for doubtful accounts	1,350	1,350	1,350
Inventories, at lower cost or market; costs are based on last-in, first-out method except for supplies at current averages
Finished goods	17,149	21,791	17,069
Goods in process	12,519	16,275	8,529
Raw materials and supplies	47,675	45,457	40,999
Other	8,471	7,800	6,726
Total current assets	190,853	201,696	167,399
Capital assets:
Buildings, machinery and equipment at cost	1,837,187	1,828,195	1,829,095
Accumulated depreciation	1,168,211	1,139,390	1,127,120
Costs to be depreciated in future years	668,976	688,805	701,975
Plant sites at cost	3,549	3,549	3,549
	672,525	692,354	705,524
Timber at cost less depletion	195,912	196,440	198,529
Roads at cost less amortization	8,364	8,631	8,533
Timberlands at cost	24,615	24,598	24,423
	228,891	229,669	231,485
Total capital assets	901,416	922,023	937,009
Pension and other assets	148,553	147,211	141,430
	$1,240,822	$1,270,930	$1,245,838

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Payable to bank resulting from checks in transit	$9,701	$12,370	$7,621
Accounts payable	61,949	66,063	58,461
Short-term borrowings	14,500	10,000	11,000
Payrolls payable	17,846	15,897	14,826
Other taxes payable	8,349	9,100	7,797
Current installments of long-term debt	13,000	30,000	30,000
Total current liabilities	125,345	143,430	129,705
Long-term debt	415,290	442,148	457,099
Deferred taxes - net	210,979	204,783	193,503
Other liabilities	36,217	36,915	36,560
Shareholders' equity:
Preferred stock; authorized 2,000,000 shares	-	-	-
Common stock, ascribed value $1.50 per share; authorized 150,000,000 shares; issued 51,076,567 shares	76,615	76,615	76,615
Additional paid-in capital	3,306	3,306	3,306
Retained earnings	373,070	363,733	349,050
Total shareholders' equity	452,991	443,654	428,971
	$1,240,822	$1,270,930	$1,245,838

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	(000 Omitted)
	Three Months Ended		Six Months Ended
	April 30		April 30
	2005	2004	2005	2004
Cash provided by (used for) operations:
Net income (loss)	$8,759	$5,947	$11,380	$(3,336)
Charges to income (loss) not requiring cash:
Depreciation	17,637	17,738	35,256	35,646
Depletion and amortization	2,558	2,189	5,348	3,522
Deferred taxes - net	4,769	3,396	6,196	(1,907)
(Gain) loss on disposition of capital assets	(28)	80	176	45

Change in:
Accounts and notes receivable	2,263	(11,221)	5,334	4,328
Inventories	(1,447)	(2,402)	6,180	(1,249)
Other	509	2,138	(671)	383
Pension and other noncurrent assets	(1,065)	6,823	(1,342)	4,006
Accounts, payrolls and other taxes payable	6,923	11,235	(1,996)	4,290
Other noncurrent liabilities	(835)	1,501	(651)	2,128
Cash provided by operations	40,043	37,424	65,210	47,856

Cash provided by (used for) investing:
Additions to: Plant and equipment	(8,269)	(11,980)	(17,709)	(16,215)
Timber and timberlands	(2,014)	(18,619)	(4,607)	(21,193)
Proceeds from sale of capital assets	1,203	203	2,143	293
Cash used for investing	(9,080)	(30,396)	(20,173)	(37,115)

Cash provided by (used for) financing:
Long-term debt	(24,952)	(5,952)	(43,905)	24,096
Short-term borrowings	(5,500)	(4,000)	4,500	(33,000)
Payable to bank resulting from checks in transit	1,446	1,220	(2,669)	(3,569)
Accounts payable for construction	(936)	1,704	(920)	1,732
Cash dividends	(1,021)	-	(2,043)	-
Cash used for financing	(30,963)	(7,028)	(45,037)	(10,741)

Change in cash position	-	-	-	-
Cash position, beginning of period	-	-	-	-
Cash position, end of period	$-	$-	$-	$-

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$3,357	$2,284	$19,356	$17,617
Income taxes	348	11	416	12